Exhibit E-6
                               -----------

                            VOTING AGREEMENT


      THIS VOTING AGREEMENT (this "Voting Agreement"), dated as of October 18, 1998, is made by and between Protection One, Inc., a corporation organized under the laws of the State of Delaware (the "Parent") and Joseph E.
Kasputys, Ph.D. (the "Stockholder").

      WHEREAS, concurrently herewith, the Parent; Protection One Acquisition Holding Corporation, a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent ("New Parent"); P-1 Merger Sub, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts and a wholly owned subsidiary of New Parent ("Merger Sub I"); P-1 Merger Sub, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of New Parent ("Merger Sub II"); and Lifeline Systems, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (the "Company"), are entering into an Agreement and Plan of Contribution and Merger (as it may be amended from time to time in the future in accordance with its terms, the "Merger Agreement"), providing for, among other things, the merger of Merger Sub I with and into the Company (the "Company Merger"), with the Company being the entity surviving the Company Merger and continuing after the Company Merger as a wholly owned subsidiary of New Parent;

      WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of issued and outstanding shares of common stock, par value $0.02 per share, of the Company (the "Shares") as indicated on Schedule A hereto (the "Owned Shares");

      WHEREAS, following the execution and delivery of this Voting Agreement, the Stockholder may become the beneficial owner of additional Shares upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise (which additional Shares shall, from and after the time they are acquired by the Stockholder, be deemed to constitute "Owned Shares"); and

      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Parent has required that the Stockholder agree, and the Stockholder has agreed, to vote the Owned Shares in favor of the adoption of the Merger Agreement and the approval of the Company Merger in accordance with the terms and conditions of this Voting Agreement;





DAFS01...:\23\68523\0008\6899\AGR0278R.200

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Agreement to Vote. The Stockholder hereby agrees that, during the time this Voting Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, he or she will vote all of the Owned Shares, subject to the expiration of this Voting Agreement pursuant to Section 2 hereof, (i) in favor of the Company Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) against any Acquisition Proposal (as defined in the Merger Agreement) and any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. In order to effect the intentions of the parties hereunder, the Stockholder hereby constitutes and appoints John E. Mack and John W. Hesse, either of whom may act without the joinder of the other, as the Stockholder's true and lawful proxy and attorney-in-fact to vote any and all of the Owned Shares at the Special Meeting (as defined in the Merger Agreement). The Stockholder acknowledges that the proxy granted hereby is irrevocable, being coupled with an interest, and that such proxy will continue until the termination of this Voting Agreement in accordance with its terms.

      2. Expiration. This Voting Agreement and the Stockholder's obligations hereunder shall terminate on the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) April 30, 1999.

      3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Purchaser as follows:

            3.1 Ownership of Shares. The Stockholder beneficially owns the Owned Shares listed on Schedule A hereto, all of which are held of record by him or her. The Stockholder has sole voting power and sole power of disposition with respect to such Owned Shares, with no restrictions, subject to applicable federal laws, on his or her rights of disposition pertaining thereto.

            3.2 Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of his or her obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            3.3 No Conflicts. The execution, delivery and performance of this Voting Agreement by the Stockholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the Owned Shares under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Stockholder is a party or by which the Owned Shares may be bound.

      4. Certain Covenants of the Stockholder. The Stockholder hereby covenants and agrees as follows with respect to the period during which this Voting Agreement is in effect:

            4.1 Restriction on Transfer, Proxies and Non-Interference. Except as contemplated hereby, the Stockholder shall not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his or her Shares, (ii) grant any proxies, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares or
(iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his or her obligations under this Voting Agreement. Notwithstanding the foregoing, the Stockholder shall be permitted to (i) transfer any of the Owned Shares to any member of the immediate family of the Stockholder or any trust, limited partnership or other entity the beneficial ownership of which is held by the Stockholder or such family members (each, a "Permitted Transferee"), so long as such Permitted Transferee agrees in writing, in form and substance satisfactory to the Purchaser, to be bound by the terms hereof to the same extent as the Stockholder is bound and provided further, however, that no such transfer shall relieve the Stockholder of his or her obligations hereunder if such Permitted Transferee does not perform such obligations, (ii) dispose of any Owned Shares in payment of the exercise price or any withholding taxes in connection with any exercise by the Stockholder of stock options outstanding on the date of this Voting Agreement to acquire shares of capital stock of the Company and (iii) transfer by gift to any charitable organization up to the number of Owned Shares indicated on Schedule A under the heading "Maximum Number of Shares that May be Transferred by Gift."

            4.2 Additional Owned Shares. The Stockholder shall promptly notify the Purchaser of the number of additional Owned Shares acquired by such Stockholder, if any, after the date hereof.

            4.3 Appraisal Rights. The Stockholder shall not exercise any rights (including, without limitation, under Sections 85 to 98 of the Business Corporation Law of the Commonwealth of Massachusetts) to demand appraisal of any Owned Shares which may arise with respect to the Company Merger.

      5.    Other Matters.

            5.1 Proposed Amendment of Merger Agreement. Notwithstanding anything to the contrary contained herein or in the Merger Agreement, if, without the Stockholder's prior written consent, the Parent proposes in writing to the Company, the Board of Directors of the Company or any Committee thereof, or publicly releases a proposal for any reduction in the Company Merger Consideration (as defined in the Merger Agreement) this Voting Agreement shall terminate and be of no further force or effect.

            5.2 Stockholder Capacity. The Stockholder does not make any agreement or understanding herein in a capacity as a director or officer of the Company. The Stockholder signs solely in his or her capacity as the record holder and beneficial owner of Owned Shares and nothing contained herein shall limit or affect any actions taken by the Stockholder in his or her capacity as an officer or director of the Company.

            5.3 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Section 1 of this Voting Agreement.

      6.    Miscellaneous.

            6.1 Entire Agreement; Assignment. This Voting Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that the Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Parent, but no such assignment shall relieve the Parent of its obligations hereunder if such assignee does not perform such obligations.

            6.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

      To the Stockholder at the address set forth on Schedule A hereto.

      with a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Attn:  Jay E. Bothwick, Esq.

      To the Parent:

                  Protection One, Inc.
                  6001 Bristol Parkway
                  Culver City, California 90230
                  Attn:  John E. Mack, III

                        and

                  Protection One, Inc.
                  6225 N. Highway 161, Suite 400
                  Irving, Texas  75038
                  Attn:  John W. Hesse
      with a copy to:

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court
                  Suite 1300
                  Dallas, Texas  75201
                  Attn:  Jeremy W. Dickens, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            6.3 Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            6.4 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Voting Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereby agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            6.5 Counterparts. This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Voting Agreement.

            6.6 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

            6.7 Severability. Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            6.8 Capitalized Terms. Capitalized terms used in this Voting Agreement but not otherwise defined in this Voting Agreement shall have the respective meanings given to such terms in the Merger Agreement.



              [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the Parent and the Stockholder have caused this Voting Agreement to be duly executed as of the day and year first above written.



                              PROTECTION ONE, INC.

                              By: /s/ John E. Mack, III
                                  --------------------------------------
                              Name: John E. Mack, III
                              Title: Executive Vice President



                              STOCKHOLDER:

                              /s/ Joseph E. Kasputys, Ph.D.
                              ------------------------------------------
                              Joseph E. Kasputys, Ph.D.

                                  Schedule A(1)
                                  Owned Shares
                                  ------------

Everett N. Baldwin                       19,000(2)

Heather E. Edelman                       445

Ronald Feinstein                         186,534(3)

John D. Gugliotta                        17,400(4)

Dennis M. Hurley                         9,295(5)

Joseph E. Kasputys, Ph.D.                12,150

Thomas E. Loper                          9,139(6)

Richard M. Reich                         37,961(7)

Carolyn C. Roberts                       1,000

L. Dennis Shapiro                        684,333(8)

Donald G. Strange                        5,013

Gordon C. Vineyard, M.D.                 1,001

Susan Bailis                             0


Maximum Number of Shares That May Be Transferred by Gift

L. Dennis Shapiro                        20,000

All Others                               0



-------------------------

1 Listed number of Owned Shares excludes Shares subject to stock options. Accurate as of 9/30/98.

2    Includes 7,000 shares held by the Everett N. Baldwin Revocable Trust of
     1997.

3 Includes 8,513 Shares beneficially owned through interest in the Company's Employees Savings and Investment Plan (the "401(k)").

4    Includes 2,201 Shares beneficially owned through interest in the 401(k).

5 Includes (i) certain Shares beneficially owned within an Individual Retirement Account, (ii) 572 Shares beneficially owned through interest in the 401(k) and (iii) certain jointly-owned Shares.

6    Includes 8,939 Shares pledged to the Company.

7 Includes (i) certain jointly-owned Shares and (ii) 5,461 Shares beneficially owned through interest in the 401(k).

8    Excludes certain Shares held variously (i) in custody, (ii) by spouse and
     (iii) by spouse as co-trustee; includes certain jointly-owned Shares.